Exhibit 99.2

NeurogesX, Inc.

C117 Top-line Conference Call Script

September 4, 2007

Operator:

Good morning, ladies and gentlemen, and welcome to the NeurogesX, Inc. conference call to discuss the top-line results from its most recent Phase 3 clinical trial. At this time, all participants are in a listen-only mode and a brief question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star and zero on your telephone keypad. As a reminder, this conference is being recorded.

It is my pleasure to introduce your host for today’s call, Elizabeth Scott of The Ruth Group.

Elizabeth Scott, Safe Harbor:

Thank you, operator. Joining us on the call today are Anthony DiTonno, Chief Executive Officer, Stephen Ghiglieri, Chief Financial Officer and Jeffrey Tobias, Chief Medical Officer of NeurogesX, Inc. By now, you should have received the release that was distributed this morning which is the subject of this conference call. If you have not received a copy, please call Stephanie Carrington at 646-536-7017, and she will fax or e-mail you a copy, or you can obtain a copy from the website of the Securities and Exchange Commission, or SEC, where it is attached to the Current Report on Form 8-K that NeurogesX filed this morning with the SEC.

Statements in this conference call regarding NeurogesX, Inc.’s business, which are not historical facts, may be “forward-looking statements” for purposes of the Private Securities Litigation Reform Act of 1995, or the Act. NeurogesX disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the safe harbor for forward-looking statements contained in the Act. Forward looking statements may include, but are not limited to, statements regarding NGX-4010 clinical trials, including the timing of completion of such trials; filings for regulatory approval in the United States and in the European Union and the timing of such filings as well as the scope of the indications that NeurogesX is seeking approval for with respect to such filings; and the potential efficacy and benefits of NGX-4010. Actual results may differ from those discussed here today. The factors that may affect the outcome of forward looking statements are explained in the Risk Factors section of our Registration Statement on Form S-1, as declared effective by the SEC on May 1, 2007, and as updated by our Quarterly Report on Form 10-Q, filed on June 13, 2007 with the SEC.

Now I would like to turn the call over to Anthony DiTonno, Chief Executive Officer of NeurogesX, Inc.

Anthony DiTonno Remarks:

Thank you Elizabeth, and thank you all for joining us this morning. I hope you had a great labor day weekend. I can tell you that those of us on this end of the phone had a great one. I am very pleased to bring to you this morning the top-line results of our C117 study – our second pivotal study for our lead product candidate in postherpetic neuralgia, or PHN. With me from NeurogesX is Stephen Ghiglieri, our Chief Financial Officer, along with Jeff Tobias, our Chief Medical Officer. I will start by giving an overview of the data, then Jeff will summarize the trial design and provide a bit more detail on the study result. We will then open up for questions.

I am very happy to report to you today the successful completion of a very significant milestone. In the past few days we unblinded our C117 study and, after completing our validation and analysis of the top-line results, we are pleased to report that the study met its primary endpoint with a statistically significant p-value of 0.0108. Jeff will take you through the trial design in a minute, but, just as a reminder, this study evaluated the change in pain from baseline using a numeric pain rating scale following treatment with NGX-4010, our high concentration synthetic capsaicin patch, applied for one hour in a physician’s office. These results were compared to a low concentration control patch, not a placebo. The primary endpoint of the study was the percent change in pain from baseline to weeks two through eight and, as I said, the result for this, the primary endpoint, was statistically different from control with a p-value of 0.0108. The study also showed that in weeks 2 through 12, there was a similarly statistically significant reduction in pain from baseline, with a p-value of 0.0172. I will let Jeff run through the other secondary endpoints, all of which also achieved statistical significance. The actual reduction in pain for both of these periods was approximately 32% from baseline for the NGX-4010 group, which compares to a control group response of approximately 24% in the 2-8 week period and 25% in the 2-12 week period.

The results from our C117 study are clearly important, and in a few moments I will try to summarize their import. In the meantime, let me turn the call over to Jeff to take you through the details of the C117 study’s design and a more detailed discussion of the study’s results.

Jeffrey Tobias Remarks:

Thanks Tony.

First, I want to point out that we are in the early stages of the analysis of the study results – as we unblinded the data only a few days ago. The full analysis of the study is a process that will go on for the next couple of months. However, we are confident in the results that we are sharing with you today.

The C117 study evaluated 416 PHN patients who were enrolled at study centers located both in the United States and in Canada. The entry criteria for the study included the requirement that subjects have a baseline pain score of at least three and not more than nine. The baseline pain score was determined during a two week screening period. Pain scores were collected in daily diaries using a validated 11-point numeric pain rating scale. Patients were allowed to enter the study on their existing systemic pain medications. Patients who were using other pain medications were, however, required to be on stable doses and were to remain on those medications during the entire study period. In the C117 study, approximately 50% of the study patients were on other neuropathic pain medications. The average patient age in this study was 70 years. Slightly more women than men were enrolled.

The study randomized patients to receive a single 60-minute application of NGX-4010 or a low concentration control patch. Prior to applying the active or control patch, all patients received a 60-minute application of a topical anesthetic, a 4% lidocaine cream. The primary endpoint was the reduction in pain from baseline, to weeks two through eight. For patients who dropped out or were lost to follow up, our primary analyses used a modified last observation carried forward method – which is consistent with our prior studies. Our drop out rate in this study was under 10%.

As Tony has mentioned, the primary endpoint result demonstrated a 32% reduction in pain from baseline in the NGX-4010 group compared to a 24.4% reduction in the control group, with a p-value of 0.0108. A secondary endpoint evaluated the mean reduction in pain over the entire study period, from baseline to weeks 2 through 12. Results very similar to the primary endpoint were seen with the NGX-4010 group achieving a 32.3% reduction in pain and the control group a 25% reduction with a p-value of 0.0172.

Other secondary endpoints included a responder analysis, that is, a comparison of the proportion of subjects achieving at least a 30% reduction in pain. Nearly half of all NGX-4010 subjects responded to treatment and this was significantly greater than the control during both weeks 2-8 and 2-12 with p-values of 0.0196 and 0.0212 respectively. Significantly more NGX-4010 treated patients also achieved a 50% or greater pain reduction during weeks 2-8 and 2-12 with p-values of 0.0422 and 0.0349, respectively. An additional response analysis was performed evaluating the proportion of subjects who experienced during weeks 2-8 and weeks 2-12 an overall decrease in their pain scores of at least two points. Again, a significant advantage was seen in the NGX-4010 treatment group during both time periods with p-values of 0.0017 and 0.0029, respectively. We also evaluated the patient’s overall impression of how they felt during the study using an instrument called the Patient Global Impression of Change, or PGIC. Analysis of PGIC also showed statistically significant results both when patients were evaluated after eight weeks as well as when they were evaluated at the end of the 12-week study. At both time points, approximately 60% of NGX-4010 treated patients felt they were improved and approximately 40% felt they were much or very much improved.

All in all, we believe this is a very robust result and that it is consistent with our previous study results.

Regarding safety, our preliminary analysis of the safety data from this study is consistent with the safety data we have obtained from our previous studies. The primary adverse effects were related to the expected local action of capsaicin such as application site pain and erythema. No indication of other safety issues, including cardiac-related events, has been seen during our initial evaluations. We believe that these results support our conclusion that NGX-4010 has a favorable safety profile without associated systemic side effects.

With that, let me turn the call back to Tony who has some concluding remarks.

Anthony DiTonno Continuing Remarks:

Thanks Jeff, a great job and a great result.

This study has important implications for us. Not only is this the third consecutive positive Phase 3 study for NGX-4010 but we believe that it continues to move us along the path towards potentially filing for marketing approval in the United States. As we shared with you during our initial public offering, our plan is to file a new drug application with the U.S. Food and Drug Administration with results from both our PHN and painful HIV-DSP studies. We believe that there may be benefits in taking this approach and we are on track for meeting our goal of filing a new drug application, or NDA, in the second half of 2008. Of course, we continue to evaluate our regulatory strategies in light of these clinical results and the timing of expected data from our second Phase 3 study in painful HIV-DSP with the goal of optimizing our potential time to regulatory approval for one or both of these indications. We also remain on track for having our marketing authorization application, or MAA, for NGX-4010 on file with the European Medicines Agency, or EMEA, later this year and plan to incorporate the C117 study results into the EMEA review process.

Stephen, Jeff and I are headed to New York later today to present at the BioCentury Newsmakers Conference at 2:00 p.m., Eastern Daylight Time, on Thursday, September 6. We look forward to the opportunity to catch up with many of you while we are in town. Again, thank you for taking time out of your day to share in our update on our clinical progress. Now, I would like to open it up for any questions you may have.